Exhibit 99.1

For Immediate Release

OncoMed Pharmaceuticals Announces Third Quarter 2013 Financial Results

Reports Pro Forma Cash Balance of $149 Million

REDWOOD CITY, Calif. – November 12, 2013 – OncoMed Pharmaceuticals, Inc. (NASDAQ: OMED), a clinical-stage company developing novel therapeutics that target cancer stem cells (CSCs), or tumor-initiating cells, today reported financial results and recent corporate events for the quarter ended September 30, 2013. For the third quarter of 2013, OncoMed reported total revenue of $12.9 million and a net loss of $3.5 million, or $0.15 per share. As of September 30, 2013, OncoMed’s cash, cash equivalents and marketable securities totaled $128.6 million.

“Following the completion of a successful IPO in July, we have presented safety and anti-tumor activity data in four of our five clinical-stage programs; received three significant patents protecting OncoMed’s innovations in cancer stem cell drug discovery and development; and earned $25 million in milestone payments from our partners giving the company a pro forma cash balance of $148.7 million, year to date, as of the end of October. We expect this momentum to continue through this year and into 2014, with at least 11 clinical trials underway across five therapeutic programs by the end of 2013” said Paul J. Hastings, Chairman and Chief Executive Officer. “For a company of our size – currently fewer than 90 employees – this is a significant set of accomplishments and speaks to our operational efficiency and strong financial, clinical and scientific management.”

Recent Business Highlights:

Financial

•	Completed in July 2013 an initial public offering (IPO) raising $87.3 million in net proceeds.

•	Reported a pro forma cash balance as of October 31, 2013 of $148.7 million, including IPO proceeds and milestone payments received to date related to clinical progress.

Demcizumab (OMP-21M18, Anti-DLL4)

•	In July 2013, began dosing patients with Abraxane® as part of the standard-of-care combination with gemcitabine under an amended protocol in the Phase 1b clinical trial evaluating demcizumab (OMP-21M18, Anti-DLL4) plus standard-of-care for first-line treatment in advanced pancreatic cancer.

•	In September, OncoMed initiated a Phase 1b clinical trial of demcizumab in combination with paclitaxel in platinum-resistant ovarian cancer. Following a Phase 1b safety run-in, a Phase 2 clinical trial is planned in these patients with the endpoints of progression-free survival and response rates, as well as overall survival, biomarker endpoints and safety. This study is supported in part by resources from the MD Anderson (MDACC) Ovarian Cancer Specialized Program of Research Excellence (SPORE) Grant Funded by the National Cancer Institute (NCI).

•	Presented data in October at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics from ongoing Phase 1b clinical trials of demcizumab in combination with carboplatin and pemetrexed for advanced non-small cell lung cancer and of demcizumab plus gemcitabine in pancreatic cancer showing that demcizumab can be safely combined with multiple chemotherapy agents. Initial evidence from both studies indicates that the addition of demcizumab is tolerated by patients and potentially improves tumor response rates and disease control. OncoMed has worldwide rights to the demcizumab program.

OncoMed Pharmaceuticals Press Release

Third Quarter Financial Results

Vantictumab (OMP-18R5, Anti-Fzd7)

•	Granted U.S. Patent No. 8,507,442 from the United States Patent and Trademark Office (USPTO in August covering methods of treating cancer with vantictumab (OMP-18R5).

•	Reported data from the ongoing Phase 1a single-agent study of vantictumab at the European Cancer Congress 2013 (ECC 2013) in September. Vantictumab has been well tolerated at doses higher than the target efficacious dose based on minimally passaged human tumor xenograft models. Evidence of an acceptable safety profile and single-agent activity was also noted in several patients with neuroendocrine tumors. Vantictumab is part of OncoMed’s Wnt pathway collaboration with Bayer Pharma AG.

•	In August, OncoMed earned a $10 million milestone payment related to Phase 1a dose escalation of vantictumab under its collaboration with Bayer.

•	Presented pharmacodynamic biomarker data for vantictumab demonstrating modulation of the Wnt pathway in patients with refractory solid tumors treated on a Phase 1a trial at the AACR-NCI-EORTC International Conference.

•	In October, initiated a multi-center Phase 1b clinical trial of vantictumab with paclitaxel in breast cancer. This study is the first of three Phase 1b trials for vantictumab expected to initiate this year.

OMP-52M51 (anti-Notch1)

•	Presented the first clinical data from its ongoing Phase 1a study of OMP-52M51 at the AACR-NCI-EORTC International Conference in October. OMP-52M51 has been well tolerated, with biomarker evidence of circulating tumor cell reduction and early potential efficacy. OMP-52M51 is part of OncoMed’s collaboration with GlaxoSmithKline (GSK).

OMP-54F28 (FZD8-Fc)

•	Presented the first public presentation from the ongoing Phase 1a trial for OMP-54F28 at the AACR-NCI-EORTC International Conference in October. OMP-54F28 was well tolerated among refractory solid tumor patients and dose escalation continues. Biomarker evaluations revealed Wnt pathway modulation. Potential early efficacy was also noted. These data enable initiation of three Phase 1b trials in late 2013 to early 2014.

•	Earned a $15 million milestone payment from Bayer in October related to achieving a dose-escalation milestone in the ongoing Phase 1a clinical trial of OMP-54F28.

Discovery

•	Granted its third broad U.S. patent (No. 8,540,989) relating to antibodies that target the RSPO-LGR pathway, which is believed to be an important CSC pathway.

•	Granted its first U.S. patent (No. 8,551,715) on its MAbTrap™ antibody display technology in September. The MAbTrap™ platform technology enables the rapid identification of monoclonal antibodies that bind a particular target or set of targets with high affinity and specificity.

Corporate

•	Mike Wyzga, President and CEO of Radius Health and previously the Executive Vice President, Finance and CFO of Genzyme Corporation, was appointed to the company’s Board of Directors and chair of OncoMed’s Audit Committee in October.

Third Quarter 2013 Financial Results

Cash and cash equivalents as of the end of the third quarter were $128.6 million, compared to $66.2 million as of December 31, 2012. The cash increase was driven by net proceeds of $87.3 million from OncoMed’s initial public offering in July 2013 and partner payments received as of September 30, 2013. With the addition of the $15 million milestone achievement from Bayer in October, the pro forma month-end cash for October was $148.7 million.

OncoMed Pharmaceuticals Press Release

Third Quarter Financial Results

Collaboration revenues for the third quarter of 2013 were $12.9 million, compared to $7.7 million for the third quarter of 2012, an increase of $5.2 million. This increase was primarily due to a $10 million milestone payment from Bayer received in August 2013, offset by the August 2012 milestone payment from GSK for the Investigational New Drug application filing for OMP-52M51. For the nine months ended September 30, 2013, collaboration revenue totaled $18.8 million compared to $17.8 million for the same period in 2012. Changes in collaboration revenue are attributable to the timing and accounting recognition of milestone payments.

Research and development (R&D) expenses for the third quarter of 2013 were $13.1 million, compared to $9.5 million for the third quarter of 2012, an increase of $3.6 million. This increase was attributable to an increase in program costs associated with the advancement of OncoMed’s clinical and preclinical pipeline. For the nine months ended September 30, 2013, R&D expenses were $33.2 million compared with $30.4 million for the same period in 2012. The increase was primarily driven by clinical costs resulting from higher patient enrollment for various programs in 2013 compared to 2012.

General and administrative (G&A) expenses for the third quarter of 2013 were $3.2 million, compared to $1.9 million for the third quarter of 2012, an increase of $1.3 million. For the nine months ended September 30, 2013 and 2012, G&A expenses were $7.1 million and $5.4 million, respectively. Increased costs for the quarter and nine-month periods were primarily attributable to higher employee- related costs, legal fees and consulting fees from third-party vendors.

OncoMed reported a net loss of $3.5 million for the third quarter of 2013, compared to $3.7 million for the third quarter of 2012. Net loss per share available to common stockholders for the third quarter of 2013 was $0.15 per share, compared to $3.45 per share for the third quarter of 2012. For the nine months ended September 30, 2013, net loss was $21.7 million compared to $17.9 million for the same period of 2012. The three and nine month change in net loss was mainly due to an increase in recognition of collaboration revenue, offset primarily by an increase in operational expenses attributable to research costs.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage company focused on discovering and developing novel therapeutics targeting cancer stem cells. OncoMed has five anti-cancer product candidates in clinical development, including demcizumab (Anti-DLL4, OMP-21M18), OMP-59R5 (Anti-Notch2/3), OMP-52M51 (Anti-Notch1), vantictumab (Anti-Fzd7, OMP-18R5), and OMP-54F28 (Fzd8-Fc), which target key cancer stem cell signaling pathways including Notch and Wnt. OncoMed has two other antibodies in preclinical development with Investigational New Drug filings planned for as early as 2014. OncoMed is also pursuing discovery of additional novel anti-CSC product candidates. OncoMed has formed strategic alliances with Bayer Pharma AG and GlaxoSmithKline (GSK). Additional information can be found at the company’s website: www.oncomed.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including OncoMed’s expectations regarding the ability of OncoMed to advance its research and development pipeline, including its discovery and preclinical pipeline and its anti-CSC therapeutics in clinical trials; the scope, validity, and enforceability of patent protection afforded by OncoMed’s intellectual property; OncoMed’s ability to discover and develop novel anti-CSC therapeutics; the tolerability of OncoMed’s product candidates at efficacious doses; the potential of OncoMed’s product candidates to significantly impact cancer treatment and the clinical outcome of patients with cancer; and the timing of Investigational New Drug filings and clinical trials. Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; the risks and uncertainties of the regulatory approval process; OncoMed’s dependence on its collaboration partners,

OncoMed Pharmaceuticals Press Release

Third Quarter Financial Results

including GSK and Bayer, for the funding of its partnered programs; OncoMed’s ability to raise additional capital to support the development of its unpartnered programs; OncoMed’s dependence on the development and marketing efforts of its partners for the commercial success of its partnered product candidates; OncoMed’s reliance on third parties to conduct certain preclinical studies and all of its clinical trials; OncoMed’s reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; OncoMed’s ability to validate, develop and obtain regulatory approval for companion diagnostics; OncoMed’s ability to achieve market acceptance and commercial success of its product candidates once regulatory approval is achieved; OncoMed’s ability to discover, develop and commercialize additional product candidates; the ability of competitors to discover, develop or commercialize competing products more quickly or more successfully; OncoMed’s dependence on its President and Chief Executive Officer, its Chief Scientific Officer, its Chief Medical Officer and other key executives; risk of third party claims alleging infringement of patents and proprietary rights or seeking to invalidate OncoMed’s patents or proprietary rights; and the ability of OncoMed’s proprietary rights to protect its technologies and product candidates. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed’s business in general, see OncoMed’s Prospectus filed with the Securities and Exchange Commission on July 18, 2013 and OncoMed’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, filed with the Securities and Exchange Commission on September 3, 2013.

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Investor Contact:	Media Inquiries:
OncoMed Pharmaceuticals	BCC Partners
Shari Annes	Karen L. Bergman or
Investor Relations	Michelle Corral
(650) 888-0902	(650) 575-1509 or (415) 794-8662
shari.annes@oncomed.com	kbergman@bccpartners.com or
mcorral@bccpartners.com